Exhibit 99.1

WESTLAKE CORPORATION ANNOUNCES PRICING OF

CASH TENDER OFFER FOR ITS 3.600% SENIOR NOTES DUE 2026

HOUSTON, November 10, 2025 - Westlake Corporation (NYSE: WLK) (“Westlake”) today announced the pricing of its cash tender offer to purchase (the “Offer”) any and all of the outstanding 3.600% Senior Notes due 2026 (the “Notes”) on the terms set forth in the table below. The table below sets forth the applicable Reference Yield and Consideration for the Notes, as calculated at 2:00 p.m., New York City time, today, November 10, 2025, in accordance with the Offer to Purchase (as defined below).

Series of Notes	CUSIP Numbers (1)	Aggregate Principal Amount Outstanding	U.S. Treasury Reference Security (2)	Reference Yield	Bloomberg Reference Page (2)	Fixed Spread (2)	Consideration(2)
3.600% Senior Notes due 2026	960413AT9 (Registered) 960413AH5 (Rule 144A) U96060AC9 (Reg. S)	$750,000,000	4.375% UST due 8/15/2026	3.741%	FIT3	35 bps	$996.32

(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release. Such information is provided solely for the convenience of holders of the Notes.
(2)

The consideration (the “Consideration”) per $1,000 principal amount of Notes validly tendered and not validly withdrawn, and accepted for purchase, including through the Guaranteed Delivery Procedures (as defined below), at or prior to the Expiration Date (as defined below) for the tender offer. The calculation of the consideration assumes a settlement date on November 12, 2025 and is performed to the maturity date for the Notes. The Consideration does not include accrued interest, which will be paid on the Notes accepted for purchase by Westlake.

The tender offer is being made solely pursuant to the terms and conditions set forth in an Offer to Purchase, dated November 4, 2025 (the “Offer to Purchase”). Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the tender offer. The tender offer is not conditioned on any minimum amount of the Notes being tendered. Subject to applicable law, Westlake may amend, extend or terminate the tender offer in its sole discretion. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase.

The tender offer will expire at 5:00 p.m., New York City time, today, November 10, 2025, unless extended or terminated by Westlake (such time and date, as the same may be extended or terminated by Westlake in its sole discretion, subject to applicable law, the “Expiration Date”). Tendered Notes may be withdrawn at or prior to the Expiration Date by following the procedures in the Offer to Purchase, but may not thereafter be validly withdrawn, unless otherwise required by applicable law.

Holders of Notes must validly tender and not validly withdraw their Notes, or submit a Notice of Guaranteed Delivery and comply with the related procedures, prior to the Expiration Date in order to be eligible to receive the Consideration. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for purchase pursuant to the Offer, including Notes accepted pursuant to the guaranteed delivery procedures described in the Offer to Purchase (the “Guaranteed Delivery Procedures”), from the last interest payment date up to, but not including, the settlement date, which is expected to be on or about November 12, 2025. Westlake expects to pay the Consideration plus accrued interest for all Notes validly tendered and accepted for purchase (other than Notes tendered pursuant to the Guaranteed Delivery Procedures) on the Settlement Date.

For holders who deliver a Notice of Guaranteed Delivery and all other required documentation at or prior to the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase, the deadline to validly tender their Notes using the Guaranteed Delivery Procedures will be the second business day after the Expiration Date and is expected to be 5:00 p.m., New York City time, on November 13, 2025. Westlake expects to pay the Consideration plus accrued interest for all Notes validly tendered and accepted for purchase pursuant to the Guaranteed Delivery Procedures on or about November 14, 2025, the third business day after the Expiration Date.

Westlake has retained J.P. Morgan Securities LLC and Wells Fargo Securities, LLC to act as the dealer managers and Global Bondholder Services Corporation to act as the depositary and information agent for the tender offer. For additional information regarding the terms of the tender offer, please contact J.P. Morgan Securities LLC at +1 (866) 834-4666 (toll-free) or +1 (212) 834-7489 (collect), or Wells Fargo Securities, LLC at +1 (866) 309-6316 (toll-free) or +1 (704) 410-4759 (collect). Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers) or (855) 654-2015 (all others, toll-free) or email contact@gbsc-usa.com. The Offer to Purchase, and the related Notice of Guaranteed Delivery can be accessed at the following link: https://www.gbsc-usa.com/westlake.

None of Westlake, the dealer managers, the depositary and information agent or the trustee (nor any director, officer, employee, agent or affiliate of any such person) makes any recommendation whether holders of Notes should tender or refrain from tendering Notes in the Offer, and no one has been authorized by any of them to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and, if so, the principal amount of the Notes to tender.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Offer is only being made pursuant to the Offer to Purchase. Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the Offer.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, Westlake provides the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods.

Contacts

Media Inquiries: Ben Ederington, 713-960-9111

Investor Inquiries: Steve Bender, 713-960-9111

Forward-Looking Statements

The statements in this press release that are not historical facts, such as statements regarding the terms and timing for completion of the Offer and the expected settlement date thereof, are forward-looking statements that are based on current expectations. Although Westlake believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Westlake’s control, including those described in the Offer to Purchase, Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Westlake’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and its other filings with the Securities and Exchange Commission. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Westlake does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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